UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2023

QualTek Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40147	83-3584928
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Sentry Parkway E, Suite 200 Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

(484) 804-4585

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	QTEK	The Nasdaq Stock Market LLC
Warrants	QTEKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 18, 2023, QualTek Services Inc., a Delaware corporation (the “Company”), received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-K (the “Form 10-K”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq. Under Nasdaq rules, the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-K to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

Item 7.01	Regulation FD Disclosure.

On April 24, 2023, the Company issued a press release disclosing its receipt of the Notice referenced above and the matters discussed below relating to the Company’s indebtedness. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By furnishing this information on this Current Report on Form 8-K, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 8.01.	Other Events.

As previously disclosed, on March 15, 2023, the Company did not make an interest payment of approximately $3.7 million due on its Senior Unsecured Convertible Notes due 2027 (the “Convertible Notes”). The Company had a 30-day grace period, or until April 14, 2023, to make the interest payment. The Company has not made the interest payment, and, as a result, an event of default has occurred under the indenture that governs the Convertible Notes (the “Indenture”), the ABL Credit Agreement (as defined below) and the Term Loan Credit Agreement (as defined below). Pursuant to the Indenture, upon an event of default, the trustee under the Convertible Notes or holders of 25% in aggregate principal amount of the outstanding Convertible Notes may declare the principal of, premium, if any, on and accrued and unpaid interest on, the Convertible Notes to be due and payable immediately, which would require the Company to pay approximately $130 million immediately. In addition, pursuant to each of the ABL Credit Agreement and the Term Loan Credit Agreement, upon an event of default, the lenders under such facilities can accelerate the repayment of the outstanding borrowings thereunder and exercise other rights and remedies that they have under applicable laws. The Company has not received any notices of acceleration as of the date hereof.

The Company has entered into a forbearance agreement with holders of approximately 72% of the aggregate principal amount of the outstanding Convertible Notes (the “Forbearing Holders”), pursuant to which the Forbearing Holders have agreed to (i) forbear from exercising any of their rights and remedies, including with respect to an acceleration, under the Indenture or applicable law with respect to any default or any event of default arising under the Indenture relating to or as a proximate result of the Company’s failure to pay interest on the Convertible Notes on March 15, 2023 or during the subsequent 30-day grace period and (ii) exercise their rights pursuant the Indenture to direct the trustee to forbear from exercising any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to such defaults or events of default, in each case during the period commencing on April 24, 2023 and ending upon the earliest to occur of (a) 11:59 p.m. (New York City time) on May 15, 2023, (b) the occurrence of any event of default other than the defaults and events of default specified above, (c) payment of interest that was due March 15, 2023 to each Forbearing Holder, (d) the Company’s failure to pay any amounts owed to certain of the Forbearing Holders’ advisors, (e) an event of default, acceleration, or similar event in connection with any of the Company’s funded and/or revolving indebtedness, provided that the Company has not entered into a forbearance or similar agreement with respect to the foregoing clause (e), and (f) any borrowing or further extension of credit under the Company’s term loan facility, any provision of additional collateral to or for the benefit of the lenders under such term loan facility or any other lenders, agents, trustees or other parties under any credit facility or any other financing or similar instrument, or entry into any other non-ordinary course financing or similar transaction or any material asset disposition, in each case without the express written consent of the Forbearing Holders.

The Company has entered into a forbearance agreement with the administrative agent and lenders (the “ABL Forbearing Holders”) under the ABL Credit Agreement, dated as of July 18, 2018 (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), pursuant to which the ABL Forbearing Holders have agreed to forbear from exercising any of their rights and remedies, including with respect to an acceleration, in respect of a cross-payment event of default arising under Section 8.1(b)(i) of the ABL Credit Agreement, among other changes and forbearances, including a reduction in the aggregate commitment from $105 million to $90 million. The forbearance period shall expire on the earliest of: (i) May 15, 2023, (ii) the time at which any of the representations and warranties in the forbearance agreement is inaccurate in any material respect or any covenant is breached in any material respect, (iii) the occurrence of any other default or event of default under the ABL Credit Agreement or (iv) the trustee under the Convertible Notes exercises any remedy under the Indenture.

The Company has entered into a limited waiver agreement with the administrative agent and required lenders (the “Term Loan Waiving Holders”) under the Term Loan Credit Agreement, dated as of July 18, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), pursuant to which the Term Loan Waiving Holders have agreed to waive certain defaults, including with respect to an acceleration, due to a cross-payment event of default under Section 8.1(b)(i) of the Term Loan Credit Agreement, among other changes and waivers that will allow the Company to request additional borrowings in the form of new money incremental term loans in an amount of up to $20 million, subject to the approval of the Required Lenders (as defined in the Term Loan Credit Agreement). The waiver period shall expire on the earliest of: (i) May 15, 2023, (ii) the time at which any of the representations and warranties in the limited waiver agreement is inaccurate in any material respect or any covenant is breached in any material respect, (iii) the occurrence of any other default or event of default under the Term Loan Credit Agreement or (iv) the trustee under the Convertible Notes exercises any remedy under the Indenture.

We will likely choose or need to obtain alternative sources of capital, otherwise meet our liquidity needs and/or restructure our existing indebtedness through the protections available under applicable bankruptcy or insolvency laws, including Chapter 11 of the U.S. Bankruptcy Code. Holders of our Class A Common Stock will likely not receive any value or payments in a restructuring or similar transaction. Our normal operations are not anticipated to be impacted and we expect to continue to serve our customers with our dedicated and experienced team members.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
99.1	Press Release	Furnished herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTEK SERVICES INC.

Date: April 24, 2023	By:	/s/ Christopher S. Hisey
	Name:	Christopher S. Hisey
	Title:	Chief Executive Officer